Exhibit 10.1

AMENDMENT NO. 1 TO SUBLEASE AGREEMENT

This Amendment No. 1 to Sublease Agreement (this “Amendment”) is made as of March 18, 2004 by and between SICOR INC., a Delaware corporation (“Sublandlord”) and METABASIS THERAPEUTICS, INC., a Delaware corporation (“Subtenant”).

RECITALS

A.                                   Sublandlord and Subtenant are parties to that certain Sublease Agreement dated as of September 1, 2000 (the “Sublease”) covering certain premises (the “Sublease Premises”) located at 9390 Towne Centre Drive, San Diego, California 92121, as more particularly described in the Sublease.  All defined terms used in this Amendment, unless otherwise indicated herein, shall have the meanings ascribed to them in the Sublease.

B.                                     The Sublease Premises consist of approximately Thirty-Nine Thousand Five Hundred (39,500) rentable square feet of space in the Building (the “Existing Premises”), as more particularly described in the Sublease.  Subtenant desires to expand into approximately Seven Hundred (700) rentable square feet of additional space located on the third floor of the eastern portion of the Building (the “Expansion Space”), as more particularly described in Exhibit A attached hereto.

C.                                     Sublandlord and Subtenant wish to hereby modify certain terms and provisions under the Sublease and are executing this Agreement to effectuate the modification of the same.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendment to Sublease.  All terms defined in the Recitals of this Amendment are hereby incorporated into the Sublease by this reference.  Effective as of the date hereof, the Sublease is hereby amended as follows:

a.                                       Increase in Sublease Premises.  Effective as of the Expansion Space Commencement Date (defined below), the Sublease Premises are hereby increased by, and except as otherwise provided herein, all references in the Sublease to the Sublease Premises shall include the Expansion Space, which Sublease Premises shall be deemed by the parties to equal approximately Forty Thousand Two Hundred (40,200) rentable square feet.  The parties stipulate that the square footage of the Expansion Space shall be as specified in Recital B above.

b.                                      Condition of Expansion Space.  Subtenant acknowledges that (i) it is subleasing the Expansion Space in its “as-is,” unfurnished condition, (ii) Sublandlord is not making any representation or warranty concerning the condition of the Expansion Space, and (iii) Sublandlord is not obligated to perform any work to prepare the Expansion Space for Subtenant’s occupancy other than to deliver the same in broom-clean condition, or to provide any tenant improvement allowance to Subtenant for alterations or improvements to the Expansion Space.  In connection therewith, Sections 4(g) and 23 of the Sublease shall not apply to the Expansion Space.

c.                                       Term for Sublease Initial Expansion Space Term.  Section 2(a) of the Sublease is hereby amended to provide that the term of the Sublease for the Expansion Space (the “Expansion Space Term”) shall commence on the later of (i) April 1, 2004, and (ii) occupancy of the Expansion Space by Subtenant for purposes of commencing operations (the “Expansion Space Commencement Date”), and shall end on the date which is three (3) months following the Expansion Space Commencement Date (the “Expansion Space Expiration Date”).

(ii)                                  Month-to Month Extension.  If neither party gives written notice of termination of the Sublease as to the Expansion Space at least thirty (30) days prior to the Expansion Space Expiration Date, the Expansion Space Term shall be automatically extended for an additional period of thirty (30) days (“Extension Period”).  In the absence of thirty (30) days written notice of termination by either party following any such initial extension of the Expansion Space Term, such automatic extension of the Expansion Space Term by the Extension Period shall continue on a month-to-month basis thereafter.  Notwithstanding any renewals of the Expansion Space Term as provided in this Amendment, in no event (A) shall such automatic month-to-month extension apply to the Existing Premises, which extension shall be limited solely to the Expansion Space, or (B) shall the Expansion Space Expiration Date extend beyond the Sublease Expiration Date for the Existing Premises.

(iii)                               References to Sublease Term.  All references in the Sublease to the Term shall be deemed to include the Expansion Space Term, as the same may be extended; provided, however, the references to the Term in Sections 4(b), 7 and 15(b) of the Sublease shall refer solely to the term of the Sublease with respect to the Existing Premises.

d.                                      Base Rental.  Section 4(a) of the Sublease is hereby amended to provide that, beginning as of the Expansion Space Commencement Date, and thereafter during the Expansion Space Term,  (i) Subtenant shall pay to Sublandlord, in addition to the Base Rental for the Existing Premises, monthly installments of Base Rental for the Expansion Space in the amount of One Thousand Eight Hundred Seventy-Six and 00/100 Dollars ($1,876.00) (“Expansion Space Base Rental”), which amount is calculated at the same rate applicable to the Existing Premises pursuant to Sections 4(a) and 4(f) of the Sublease, and (iii) Base Rental shall be increased by, and all references in the Sublease to the Base Rental shall include, the Expansion Space Base Rental.  The first monthly installment of Expansion Space Base Rental shall be paid by Subtenant upon execution of this Amendment.

e.                                       Prorations.  If the Expansion Space Commencement Date is not the first (1st) day of the month, or if the Expansion Space Expiration Date is not the last day of a month, a prorated installment of monthly Expansion Space Base Rental based on a 30-day month shall be paid for the fractional month during which the Expansion Space Term commenced or terminated.

f.                                         Security Deposit.  Upon execution of this Amendment, Subtenant shall deposit with Sublandlord, in the form of immediately available funds or a letter of credit issued in favor of Sublandlord by a financial institution approved by Sublandlord, and in form and substance satisfactory to Sublandlord, an additional sum equal to one (1) month of the Expansion Space Base Rental, or One Thousand Eight Hundred Seventy-Six and 00/100 Dollars ($1,876.00).  Such additional sum, along with the Deposit described in Section 5 of the Sublease, shall be collectively referred to as the “Deposit” and shall be held on the same terms and conditions set forth therein; provided, however, Subtenant shall return the sum allocable to the Expansion Space upon expiration or termination of the Sublease as to the Expansion Space, subject to the terms and conditions of Section 5 of the Sublease.

g.                                      Parking.  Section 7 of the Sublease is hereby amended to provide that beginning as of the Expansion Space Commencement Date, at no additional rent or charge, Subtenant shall have the right during the Expansion Space Term to use on a non-reserved basis two (2) additional parking spaces in the parking facilities of the Building, calculated at the rate of 3.2 spaces per 1,000 rentable square feet of Expansion Space.

h.                                      Broker.  The parties acknowledge that Verialliance Properties and Phase 3 Properties represent Sublandlord and Subtenant, respectively, in connection with this Amendment and the Expansion Space.  Sublandlord and Subtenant each represents and warrants for the benefit of the other and Landlord that neither Sublandlord nor Subtenant has had any dealings with any real estate broker, agent or finder in connection with the Expansion Space and/or the negotiation of this Amendment, except as otherwise provided herein, and that neither Sublandlord nor Subtenant knows of any other real estate broker, agent or finder who is or might be entitled to a real estate brokerage commission or finder’s fee in connection with this Amendment or otherwise based upon contacts between the claimant and either party.  Sublandlord and Subtenant shall indemnify and hold harmless the other and Landlord from and against any and all liabilities or expenses arising out of claims made for a fee or commission by any real estate broker, agent or finder in connection with the Expansion Space and this Amendment other than as otherwise provided herein, if any, resulting from the actions of the indemnifying party.

i.                                          Environmental Condition Prior Subtenant Study.  Subtenant shall have no obligation to conduct a Base Line Study as to the Expansion Space; provided, however, Subtenant shall accept the results of a Phase I exit environmental assessment conducted by the vacating subtenant for the Expansion Space (the “Prior Subtenant Study”) in lieu of a Base Line Study for the Expansion Space.  For purposes of Section 19(b) of the Sublease, the Prior Subtenant Study shall constitute the Base Line Study for the Expansion Space.  Sublandlord does not make any representations or warranties as to the accuracy or completeness of the Prior Subtenant Study.

(ii)                                  Obligations as to Expansion Space.  Notwithstanding any provision in this Paragraph 1(i) to the contrary, Subtenant shall in no way be relieved of its obligation to: (A) deliver copies of notices, filings and permits with respect to Hazardous Substances as they relate to the Expansion Space pursuant to Section 19(a) of the Sublease; (B) conduct a Subtenant Exit Study as to the Expansion Space in accordance with Section 19(b) of the Sublease; or (C) remediate any Hazardous Substance contamination in the Expansion Space revealed by the Subtenant Exit Study in accordance with Section 19(b) of the Sublease.  Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, liabilities, costs and expenses arising out of any Hazardous Substance contamination in the Expansion Space revealed by the Subtenant Exit Study.  Notwithstanding the foregoing, Subtenant shall have no remediation or indemnity obligation with respect to any pre-existing contamination revealed by the Prior Subtenant Study.

2.                                       Effect of Amendment.  Except as expressly amended under this Amendment, all provisions of the Sublease shall remain in full force and effect.  In the event of any conflict between this Amendment and the Sublease, this Amendment shall control to the extent of such conflict.

3.                                       Entire Agreement.  This Amendment constitutes the entire agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof, and all prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same binding agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Sublease as of the date first written above.

Dated:             March 18, 2004

SUBTENANT:		SUBLANDLORD:

METABASIS THERAPEUTICS, INC.,		SICOR INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ John W. Beck	By:	/s/ Wesley N. Fach
Name:	John W. Beck	Name:	Wesley N. Fach
Its:	VP Finance and CFO	Its:	Sr. VP, General Counsel and Secretary

EXHIBIT A

Expansion Space

[Attached]